Exhibit 99.1

               HAMPTON ROADS BANKSHARES INCREASES DIVIDEND PAYOUT

    NORFOLK, Va., Aug. 9 /PRNewswire-FirstCall/ -- The Board of Directors of Hampton Roads Bankshares, Inc. (Nasdaq: HMPR), the financial holding company for Bank of Hampton Roads, declared a semi-annual dividend in the amount of $0.20 per share on the company's common stock, payable on September 15, 2006, to shareholders of record as of August 20, 2006.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO )

    The dividend paid on September 15, 2006 will total approximately
$2,035,480, a 22% increase compared to the total dividend paid on March 15, 2006. The increase is attributable to an increase in the number of the company's outstanding shares. Hampton Roads Bankshares recently raised approximately $19 million in new capital through a fully subscribed rights offering of 670,000 shares of common stock and a fully subscribed public offering of 1,179,200 shares of common stock. The offerings closed on July 25, 2006 and July 27, 2006, respectively. The new shares will be eligible for the September 15th dividend payment.

    Based upon the company's closing stock price of $11.00 on August 9, 2006, the annualized dividend of $0.40 per share equates to a cash yield of 3.64%. Since the company began paying dividends in 1992, shareholders have received nineteen consecutive payments totaling over $21,000,000. The consistent dividend stream is an indication of the company's financial strength as well as the Board's confidence in its business.

    Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Marker under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

    Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed and furnished to the Securities and Exchange Commission.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             08/09/2006
    /CONTACT: Tiffany K. Glenn, Senior Vice President and Marketing Officer of Hampton Roads Bankshares, Inc., +1-757-217-1000/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofhamptonroads.com/
    (HMPR)